Exhibit 99.1

Dun & Bradstreet Acquires NetProspex to Deliver Largest Global Reach and Insight on Companies and the People Who Run Them

Data Marketing Solution Adds Cleansed and Enriched Professional Contact Data Within World’s Largest Commercial Database to Amplify Value to B2B Marketers

SHORT HILLS, N.J. – January 8, 2015 – Dun & Bradstreet (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced that it has acquired NetProspex, the Massachusetts-based company that is a leader in B2B professional contact data and data management. The acquisition combines NetProspex’s comprehensive professional contact database with Dun & Bradstreet’s proprietary global business data and analytics.

“Dun & Bradstreet already provides our customers and partners the most comprehensive view of companies around the world, and now our customers can reach the largest, most accurate set of decision makers and decision influencers,” said Bob Carrigan, president and chief executive officer and director of Dun & Bradstreet. “This acquisition fills a growing need for marketers by providing an actionable view of companies and the people who run them, putting quality relationship insight at the center of their marketing data strategy.”

The combination of Dun & Bradstreet and NetProspex brings best-in-class capabilities to ensure professional contact data sets are accurate, complete and optimized for success. The addition of the NetProspex Workbench data services platform and CleneStepTM methodology to Dun & Bradstreet’s global commercial database will further enable customers to better understand their ideal customers, identify and prioritize opportunities, and grow their business.

NetProspex and its employees are now a part of Dun & Bradstreet and will continue to operate out of Waltham, Massachusetts. NetProspex CEO Michael Bird will transition to general manager of the newly-named Dun & Bradstreet NetProspex, reporting to Josh Peirez, chief operating officer, Dun & Bradstreet.

“This acquisition brings incredible value to today’s B2B sales and marketing leaders,” said Bird. “Bringing together our highly complementary technologies, data sets and expertise immediately creates an unmatched set of solutions that will continue to help our collective customers better segment, target and communicate with their ideal customers to grow their business. We couldn’t be more excited to join the team at Dun & Bradstreet and to bring these solutions to market.”

Dun & Bradstreet purchased NetProspex for $125 million net of cash assumed, on January 5, 2015. NetProspex’s revenue grew in excess of 20% in 2014, and is expected to contribute approximately 1% of revenue growth to Dun & Bradstreet’s 2015 results. The acquisition is expected to dilute 2015 earnings per share (EPS) by approximately 2%, before deal related expenses including amortization and deal costs, and to be neutral to 2015 free cash flow. The transaction is expected to become accretive to Dun & Bradstreet’s adjusted EPS beginning in 2016.

About Dun & Bradstreet®

The Dun & Bradstreet Corporation is the world’s leading source of commercial data, analytics and insight on businesses. Our global commercial database contains more than 240 million business records. We transform commercial data into valuable insight which is the foundation of our global solutions that customers rely on to make critical business decisions.

Dun & Bradstreet provides solutions that meet a diverse set of customer needs globally. Customers use Dun & Bradstreet Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability, and Dun & Bradstreet Sales & Marketing Solutions™ to provide data management capabilities that provide effective and cost efficient marketing solutions to increase revenue from new and existing customers.

For more information, please visit www.dnb.com or follow @DnBUS.

About NetProspex

NetProspex is the smarter B2B data services partner. NetProspex helps marketing and sales organizations optimize their revenue impact by increasing the quality and effectiveness of their marketing data management practices. Hundreds of B2B organizations rely on NetProspex for continuous data management, target market analysis, improved inbound lead intelligence and targeted audience acquisition to fuel high-performing marketing campaigns and accelerate the creation of sales pipeline. For more information visit www.netprospex.com

Dun & Bradstreet

Media Contact:	Investor Contact:
Deborah McBride	Kathy Guinnessey
Dun & Bradstreet	Dun & Bradstreet
(973) 921-5714	(973) 921-5892
mcbrided@dnb.com	Kathy.Guinnessey@dnb.com